EXHIBIT B

                   AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

         This Amendment No. 1 to the Asset Purchase Agreement, dated December 15, 2000 (the "Agreement") is made and entered into as of the 30th day of January, 2001, by and between SAFLINK Corporation, a Delaware corporation ("SAFLINK") and Jotter Technologies Inc., a Delaware corporation ("Jotter").

                                   WITNESSETH:

         WHEREAS, the parties entered into the Agreement for purposes of setting forth certain representations, warranties, and agreements made by each to the other as an inducement to the execution and delivery of the Agreement and the conditions precedent to the consummation of the asset purchase and transactions related thereto;

         WHEREAS, the parties wish to modify the Agreement in the manner set forth herein;

         NOW, THEREFORE, the parties agree as follows:

1. SECTION 3.3. Section 3.3 of the Agreement is hereby amended to read as follows:

Subject to the provisions of Section 7.3, all of the Shares shall be issued to the escrow agent (the "Escrow Agent") designated by and under the terms of an escrow agreement substantially in the form attached hereto as Exhibit 3.3 (the "Escrow Agreement"). The Shares shall be delivered by Purchaser to the Escrow Agent within seventy five (75) days of the Closing Date. Subject to the provisions of Sections 6.4 and 7.3, such Shares delivered to the Escrow Agent shall be delivered to Jotter as follows: (i) three hundred and fifty thousand (350,000) Shares ninety (90) days after the Closing Date (the "First Release Date"), and (ii) at a rate of two hundred and fifty thousand (250,000) Shares per month after the First Release Date, under the conditions provided in the Escrow Agreement.

2. SECTION 7.3(A). Section 7.3(a) of the Agreement is hereby amended to read as follows:

Within sixty (60) days of the Closing Date, Jotter shall deliver to the Purchaser a certificate issued pursuant to Subsection 116(2) of the ITA, with respect to such of the Assets of Jotter as constitute "Taxable Canadian Property", as that term is defined in the ITA. Each such certificate shall have as the "certificate limit" as defined in Subsection 116(2) of the ITA, an amount no less than the cost to the Purchaser of such Taxable Canadian Property.

3. EFFECT. Except as otherwise set forth in this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

4. GOVERNING LAW. This agreement shall be governed by, construed under and enforced in accordance with the laws of the State of Delaware without regard to any conflict of law principles thereof.

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5.       COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                                  SAFLINK CORPORATION

                                  BY:  /s/ JEFFREY P. ANTHONY
                                       ----------------------
                                       JEFFREY P. ANTHONY
                                       CHIEF EXECUTIVE OFFICER


                                  JOTTER TECHNOLOGIES INC.


                                  BY:  /s/ GLENN ARGENBRIGHT
                                       ---------------------
                                       GLENN ARGENBRIGHT
                                       PRESIDENT